UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 18, 2010 (November 17, 2010)
NEW JERSEY RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation)	001-08359 (Commission File Number)	22-2376465 (IRS Employer Identification No.)

1415 Wyckoff Road Wall, New Jersey		7719
(Address of principal executive offices)		(Zip Code)
(732) 938-1480
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.
The Nominating/Corporate Governance Committee (the "Committee") of the Board of Directors (the "Board") of New Jersey Resources Corporation (the "Company"), with the assistance of an independent outside compensation consultant, recently completed a review of compensation for non-employee directors. The Committee recommended to the Board that the Company adopt an increase to the annual cash retainer under the non-employee director compensation program, and the Board approved such change at its meeting on November 17, 2010. A summary of the Company's non-employee director compensation, as amended, is attached hereto as Exhibit 10.7 and incorporated by reference herein. Pursuant to the change approved by the Board, effective as of January 1, 2011, the Company will increase the annual cash retainer fee for all members of the Board from $35,000 to $45,000.
Item 8.01.     Other Events.
On November 17, 2010, the Company announced that its Board declared an increase in the quarterly dividend rate to $0.36 per share from $0.34 per share. The new quarterly rate will be effective with the dividend payable January 3, 2011, to shareowners of record on December 15, 2010. The new annual dividend rate will be $1.44 per share.
The Company also announced that its Board also approved $9.4 million in funding for additional investments in the residential solar program. More information regarding these events is available in the press release, attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.        Financial Statements and Exhibits.
(c)    Exhibits.
Exhibit 10.7    Summary of New Jersey Resources Corporation Non-Employee Director Compensation
Exhibit 99.1     Press Release Date November 17, 2010.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 18, 2010
NEW JERSEY RESOURCES CORPORATION
By:    /s/ Glenn C. Lockwood
Glenn C. Lockwood
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit
10.7	Summary of New Jersey Resources Corporation Non-Employee Director Compensation
99.1	Press Release Dated November 17, 2010.